QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on December 14, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PRICELINE.COM INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	06-1528493 (I.R.S. Employer Identification Number)
800 Connecticut Avenue Norwalk, Connecticut 06854 (203) 299-8000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

PETER J. MILLONES
Executive Vice President, General Counsel
800 Connecticut Avenue
Norwalk, Connecticut 06854
(203) 299-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Daniel Dunson, Esq.
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
(212) 558-4000

        Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the selling securityholders may determine.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

2.25% Convertible Senior Notes due 2025	$100,000,000	91.65%	$91,650,000	$11,612.06

Common Stock, par value $0.008 per share	(2)	(3)	(3)	(3)

(1)
Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. This calculation is based on the average of the bid and asked price for the notes in secondary market transactions on September 23, 2004, as reported to the Registrant by the initial purchasers.

(2)
Includes 2,635,050 shares of common stock issuable upon conversion of the notes being registered hereunder at a conversion rate of 26.3505 shares of common stock per $1,000 principal amount of notes. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall also include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event or adjustment in the number of shares.

(3)
No additional registration fee is required pursuant to Rule 457(i).

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated December 14, 2004.

PROSPECTUS

$100,000,000

2.25% Convertible Senior Notes due 2025
and
Shares of Common Stock Issuable Upon Conversion of the Notes

        This prospectus covers resales from time to time by selling securityholders of our 2.25% Convertible Senior Notes due 2025, or the notes, and shares of our common stock issuable upon conversion of the notes. The notes were originally issued by us to Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, whom we refer to as the initial purchasers, in June 2004, in transactions exempt from the registration requirements of the Securities Act.

        The notes will mature on January 15, 2025. Holders may convert the notes into shares of priceline.com's common stock at any time before the close of business on the date of their maturity, unless the notes have previously been redeemed or repurchased, if (1) the price of our common stock issuable upon conversion of a note reaches a specified threshold, (2) specified corporate transactions occur, (3) we redeem the notes, (4) the trading price of the notes falls below certain thresholds, or (5) in connection with a transaction or event constituting a "fundamental change." In connection with a fundamental change on or prior to January 15, 2010, upon conversion holders will be entitled to receive a make whole premium, if any. The conversion rate is 26.3505 shares per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of approximately $37.95 per share.

        Priceline.com pays interest on the notes on January 15 and July 15 of each year. The first interest payment will be made on January 15, 2005. The notes rank on parity in right of payment with all of priceline.com's existing and future senior unsecured debt and is effectively subordinated to all liabilities of priceline.com's subsidiaries. As of September 30, 2004, the aggregate amount of liabilities of priceline.com's consolidated subsidiaries was approximately $24.2 million excluding intercompany obligations.

        On or after January 20, 2010, we have the option to redeem all or a portion of the notes that have not been previously converted or repurchased at a redemption price of 100% of the principal amount of the notes plus accrued interest and liquidated damages owed, if any, to the redemption date. Holders have the option, subject to certain conditions, to require us to repurchase any of their notes on each of January 15, 2010, 2015 and 2020 or upon a designated event as described in this prospectus, at prices equal to 100% of the principal amount of the notes plus accrued interest and liquidated damages owed, if any, to the date of purchase plus, in the case of a designated event that is a fundamental change, a make whole premium, if any.

        Priceline.com does not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.

        Our common stock is traded on the Nasdaq National Market under the symbol "PCLN." On December 8, 2004, the last reported sale price of our common stock was $23.93 per share.

        The notes and the common stock into which the notes are convertible may be offered and sold from time to time by the selling securityholders identified in this prospectus. The selling securityholders may sell the securities directly or through underwriters, broker-dealers or agents and in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions. The selling securityholders will receive all of the net proceeds from the sale of the securities.

Investing in our securities involves a high degree of risk. See the sections entitled "Risk Factors" and "Factors That May Affect Future Results" in the documents we file with the Securities and Exchange Commission that are incorporated by reference in this prospectus for certain risks and uncertainties that you should consider.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        Prospectus dated December 14, 2004

        You should rely only on the information set forth or incorporated by reference in this prospectus or any supplement. No dealer, salesperson or other person is authorized to provide you with information different from that which is set forth or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities it describes, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus.

FORWARD-LOOKING STATEMENTS

        Some of the statements in this prospectus, any prospectus supplement and other documents filed with the Securities and Exchange Commission (the "SEC") may constitute "forward-looking statements" within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the expectations of our management and are not guarantees of future performance. The future financial condition and results of operations of priceline.com, as well as any forward-looking statements, are subject to inherent risks, uncertainties and assumptions that are difficult to predict or over which we have no control; therefore, actual results may differ materially from those expressed, implied or forecasted in any forward-looking statements.

        Expressions of future goals, expectations and similar expressions including, without limitation, "may," "will," "should," "could," "expects," "does not currently expect," "plans," "anticipates," "intends," "believes," "estimates," "predicts," "potential," "targets," or "continue," reflecting something other than historical fact are intended to identify forward-looking statements. Information regarding important factors that could cause actual results to differ, perhaps materially, from those in any forward-looking statements is contained from time to time in our periodic filings with the SEC, including under the caption "Special Note Regarding Forward-Looking Statements" in our annual report on Form 10-K for the year ended December 31, 2003, which is incorporated into this prospectus by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. However, you should carefully review the reports and documents we file or furnish from time to time with the SEC, particularly our annual reports on Form 10-K, our quarterly reports on Form 10-Q and any current reports on Form 8-K. See "Where You Can Find More Information" for information about how to obtain a copy of these reports or other documents that we file with the SEC.

SUMMARY

        The following summary is qualified in its entirety by the more detailed information, including our consolidated financial statements and related notes, incorporated by reference in this prospectus. Unless the context otherwise requires, the terms "priceline.com," "we," "us" and "our" refer to priceline.com Incorporated, a Delaware corporation, and its consolidated subsidiaries.

Priceline.com Incorporated

        We are a leading provider of leisure travel services. We have pioneered a unique e-commerce pricing system known as a "demand collection system" that enables consumers to use the Internet to save money on products and services while enabling sellers to generate incremental revenue. Using a simple and compelling consumer proposition—Name Your Own Price®—we collect consumer demand, in the form of individual customer offers, for a particular product or service at a price set by the customer. We then access databases to determine whether we can fulfill the customer's offer. For most of these transactions, we establish the price we will accept, have total discretion in supplier selection, purchase the particular product and are the merchant of record. Consumers agree to hold their offers open for a specified period of time and, once fulfilled, offers generally cannot be canceled. We benefit consumers by enabling them to save money, while at the same time benefiting sellers by providing them with an effective revenue management tool capable of identifying and capturing incremental revenues. By requiring consumers to be flexible with respect to brands, sellers and product features, we enable sellers to generate incremental revenue without disrupting their existing distribution channels or retail pricing structures.

        In addition, we offer value-conscious leisure travelers who are less flexible a more traditional travel product that allows them to pick specific carriers or itineraries. In these transactions, we act as agent for the airline, hotel or rental car company (the "retail model"). Under the retail model, we only act as agent as the travel supplier sets the retail price paid by the consumer, and the supplier is the merchant of record for the transaction. We believe that the combination of our Name Your Own Price® model and our retail model allows us to service a broad array of value-conscious travelers, while providing us with diverse streams of revenue.

        Our business model and brand are currently, through us or affiliates, supporting several products and service offerings, including the following:

  •
  Name Your Own Price® leisure airline tickets, provided by 8 domestic and 26 international airline participants, and travel insurance;

  •
  retail airline tickets provided by most domestic and international carriers that are accessible through the Worldspan, L.P. global distribution system;

  •
  Name Your Own Price® hotel rooms, in substantially all major United States markets with more than 40 national hotel chains, and in a limited number of markets outside the United States;

  •
  retail hotel rooms provided through our subsidiaries, Travelweb LLC, offering full-service automated hotel distribution, and Active Hotels Ltd., offering hotel distribution in the U.K.;

  •
  Name Your Own Price® rental cars, in substantially all major United States airport markets with five leading rental car chains as participants;

  •
  retail rental cars provided by more than 50 rental car suppliers;

  •
  fixed-price cruises through a third party that accesses major cruise lines;

  •
  vacation packages, in many United States and certain international markets; and

  •
  home financing services through our affiliate pricelinemortgage, in substantially all major United States markets, which includes home mortgage services, home equity loans and refinancing services.

        In certain instances, we have licensed the priceline.com name and demand collection system to third parties to offer a particular product or service, such as home financing, or to offer a number of products or services in a distinct international region, such as Asia. Pursuant to these licensee transactions, we generally receive a royalty under the license and may also receive fees for services and reimbursement of certain expenses. We also hold a significant percentage of equity in such entities.

Corporate Information

        Priceline.com was formed as a Delaware limited liability company in 1997 and was converted into a Delaware corporation in July 1998. Our common stock is listed on the Nasdaq National Market under the symbol "PCLN." Our principal executive offices are located at 800 Connecticut Avenue, Norwalk, Connecticut 06854, and our telephone number is (203) 299-8000.

The Notes

Issuer	priceline.com Incorporated.
Maturity date	January 15, 2025.
Interest rate and interest payment dates	Interest on the notes is 2.25%. We will pay interest on the notes on January 15 and July 15 of each year, commencing January 15, 2005.
Conversion
Unless we have previously redeemed or repurchased the notes, holders will have the right, at their option, to convert their notes, in whole or in part, into shares of our common stock prior to maturity, subject to adjustments described herein, at a rate of 26.3505 shares of common stock per $1,000 principal amount of notes (which is equivalent to a conversion price of approximately $37.95 per share) as follows:
•
if, on or prior to January 15, 2020, the closing sale price of our common stock for at least 20 trading days in the period of the 30 consecutive trading days ending on the first day of a conversion period (as defined in this prospectus) is more than 120% of the then current conversion price of the notes, then holders will have such conversion right in such conversion period;
•
if, on any date after January 15, 2020, the closing sale price of our common stock is more than 120% of the then current conversion price of the notes, then holders will have such conversion right at all times thereafter;
•
if we distributed to all or substantially all holders of our common stock rights, options or warrants entitling them to purchase common stock at less than the closing sale price of our common stock on the day preceding the declaration of such distribution, then once we have given notice holders will have such conversion right until a specified date;

•
if we distribute to all or substantially all holders of our common stock cash, assets, debt securities or capital stock, which distribution has a per share value as determined by our board of directors exceeding 5% of the closing sale price of our common stock on the day preceding the declaration of such distribution, then once we have given notice holders will have such conversion right until a specified date;
•
if a fundamental change, as described in "Description of the Notes — Repurchase at Option of Holders Upon a Designated Event," occurs, then holders will have such conversion right beginning 15 days prior to the anticipated effective date of the transaction until 15 days following its effective date; or
•
if, on or after January 20, 2010, we elect to call any security for redemption, then holders will have such conversion right from the date on which we give notice of the redemption until the close of business on the business day immediately preceding the redemption date.

Holders may also convert their notes into shares of our common stock for the five business day period after any five consecutive trading-day period in which the average trading prices for the notes for such five trading-day period was less than 95% of the average conversion value (as defined in this prospectus) for the notes during that period; provided, however, if, at the time of the conversion, the closing sale price of shares of our common stock is greater than the then current conversion price of the notes and less than or equal to 120% of the then current conversion price of the notes and holders surrender their notes for conversion, holders will receive, at our option, cash, common stock or a combination of cash and common stock with a value equal to the principal amount of their notes on such conversion date. If we elect to pay holders in common stock or a combination of cash and common stock, our common stock will be valued at 100% of the average closing sale price for the five trading days following the conversion date.
The conversion rate is subject to adjustment upon certain events. See "Description of the Notes—Conversion of Notes."
Ranking	The notes:
	•	are our senior unsecured obligations,
	•	rank on parity in right of payment with all of our existing and future senior unsecured debt (including, but not limited to, our existing 1.00% Convertible Senior Notes due August 1, 2010), and
	•	rank senior to all of our existing and future debt that expressly provides that it is subordinated to the notes.

The notes are effectively subordinated in right of payment to our existing and future secured debt, to the extent of such security, and all existing and future debt and other liabilities of our subsidiaries. As of September 30, 2004, the aggregate amount of liabilities of our consolidated subsidiaries, excluding intercompany liabilities, was approximately $24.2 million. The indenture under which the notes were issued does not restrict the incurrence of debt by us or any of our subsidiaries.
Global notes; book-entry system
The notes are in fully registered form in minimum denominations of $1,000. The notes are evidenced by one or more global notes deposited with the trustee for the notes, as custodian for DTC. Beneficial interests in the global notes are shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. See "Description of the Notes—Form, Denomination, Transfer, Exchange and Book-Entry Procedures."
Optional redemption by priceline.com
On or after January 20, 2010, we have the option to redeem all or a portion of the notes at 100% of the principal amount of the notes plus accrued interest and liquidated damages owed, if any, to the redemption date. See "Description of the Notes—Optional Redemption."
Repurchase at the option of the holders
Holders have the right to require us to repurchase all or a portion of the notes on each of January 15, 2010, 2015 and 2020, at a repurchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest and liquidated damages owed, if any, to the date of repurchase. We will pay the repurchase price in cash.
Repurchase at the option of the holders upon a designated event
Upon a designated event, as that term is defined in "Description of the Notes—Repurchase at Option of Holders Upon a Designated Event," holders will have the right, subject to conditions and restrictions, to require us to repurchase some or all of their notes at a price equal to 100% of the principal amount plus accrued and unpaid interest and liquidated damages owed, if any, to the repurchase date plus, in the case of a designated event that is a fundamental change, a make whole premium, if any. The repurchase price is payable in cash. See "Description of the Notes—Repurchase at Option of Holders Upon a Designated Event" and "—Determination of the Make Whole Premium."
Events of default	The following are events of default under the indenture for the notes:
• we fail to pay principal of any note when due;
• we fail to pay interest, liquidated damages or the make whole premium, if any, on any note when due, and such failure continues for 30 days;

	•	we fail to pay the repurchase price when required to do so in connection with the exercise by the holders of their option to require us to repurchase the note;
•
we fail to perform any other covenant in the indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes;
	•	we fail to deliver shares of common stock within 10 days after such common stock is required to be delivered upon conversion of a note as provided in the indenture;
•
we or any of our significant subsidiaries fail to pay when due, either at its maturity or upon acceleration, any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed, or any guarantee thereof, in excess of $15.0 million if the indebtedness is not discharged, or the acceleration is not annulled, within 30 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes; and
	•	events of bankruptcy, insolvency or reorganization with respect to us or any of our significant subsidiaries, as specified in the indenture.
Listing of common stock	Our common stock is quoted on the Nasdaq National Market under the symbol "PCLN."

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the notes or the shares of common stock which may be sold pursuant to this prospectus for the respective accounts of the selling securityholders. All such proceeds, net of brokerage commissions, if any, will be received by the selling securityholders. See "Selling Securityholders" and "Plan of Distribution."

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        The following table sets forth priceline.com's consolidated ratios of earnings to fixed charges and earnings to fixed charges and preferred dividends for the periods indicated.

	Year Ended December 31
	1999	2000	2001	2002	2003	Nine Months Ended September 30, 2004
Ratio of earnings to fixed charges(1)(2)	N/A	N/A	N/A	N/A	12.1x	14.2x
Ratio of earnings to fixed charges and preferred dividends(3)(4)	N/A	N/A	N/A	N/A	4.4x	8.6x

(1)
For these ratios, "earnings" represents (a) income before taxes before adjustment for minority interests in consolidated subsidiaries or equity investments and (b) fixed charges. Fixed charges consist of interest expense, including amortization of debt cost.

(2)
priceline.com had no fixed charges in 1999 through 2002.

(3)
For these ratios, "earnings" represents (a) income before taxes before adjustment for minority interests in consolidated subsidiaries or equity investments and (b) fixed charges plus preferred dividends. Fixed charges consist of interest expense, plus including amortization of debt cost. Preferred dividends consist of income before taxes that is required to pay the dividends on our outstanding preferred stock.

(4)
In 1999, priceline.com had no fixed charges plus preferred dividends. In the fiscal years ended December 31, 2000, 2001 and 2002, earnings were not sufficient to cover fixed charges plus preferred dividends by approximately $329.5 million, $16.4 million and $22.7 million, respectively.

DESCRIPTION OF THE NOTES

        We issued the notes under an indenture, dated as of June 28, 2004, entered into between us and American Stock Transfer & Trust Company, as trustee, as amended by a supplemental indenture, dated as of December 13, 2004, between us and American Stock Transfer & Trust Company, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. We have also entered into a registration rights agreement, dated as of June 28, 2004, with the initial purchasers of the notes.

        The following description is a summary of certain provisions of the indenture and the notes. It does not restate the indenture or the notes in their entirety. We urge holders to read the indenture and the notes because they, and not this description, define the holders' rights as holders of the notes. Copies of these documents, including the registration rights agreement referred to above, have been incorporated as exhibits into the registration statement of which this prospectus forms a part by reference to our quarterly report on Form 10-Q for the quarter ended June 30, 2004. A copy of the supplemental indenture has been filed as an exhibit to our current report on Form 8-K filed with the SEC on December 13, 2004.

        In this section entitled "Description of the Notes," the words "priceline.com," "we," "our" and "us" mean only priceline.com Incorporated and not any of its subsidiaries. References to the indenture mean the indenture as amended by the supplemental indenture.

General

        The notes are our senior unsecured obligations and rank equally with all of our existing and future senior unsecured indebtedness. However, the notes are structurally subordinated to indebtedness of our subsidiaries and effectively subordinated to our secured debt to the extent of the value of the assets securing such debt. The notes are convertible into common stock as described below under "—Conversion of Notes."

        We issued $100,000,000 in aggregate principal amount of notes. The notes mature on January 15, 2025 unless earlier converted, redeemed or repurchased by us.

        We are not subject to any financial covenants under the indenture. In addition, we are not restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities.

        Holders are not afforded protection in the event of a highly leveraged transaction, or a change in ownership of us under the indenture, except to the extent described below under the caption "—Repurchase at Option of Holders Upon a Designated Event."

        The notes bear interest at the annual rate of 2.25%. Interest is calculated on the basis of a 360-day year of twelve 30-day months. We will pay interest on January 15 and July 15 of each year, beginning January 15, 2005, to record holders at the close of business on the preceding January 1 and July 1, as the case may be.

        We maintain an office in New York, New York, for the payment of interest, which is initially an office or agency of the trustee.

        We will pay interest either by check mailed to each holder's address as it appears in the note register or, at our option, by wire transfer in immediately available funds. Payments to The Depository Trust Company, New York, New York, which we refer to as DTC, or its nominee are made by wire transfer of immediately available funds to the account of DTC or its nominee.

        Holders are not required to pay a service charge for registration of transfer of their notes. We may, however, require holders to pay any tax or other governmental charge in connection with the transfer. We are not required to exchange or register the transfer of:

  •
  any notes or portion of notes surrendered for conversion; or

  •
  any notes or portion of notes surrendered for redemption or repurchase by us and not withdrawn.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

        The notes have been issued:

  •
  only in fully registered form;

  •
  without interest coupons; and

  •
  in denominations of $1,000 and integral multiples of $1,000.

        The notes are evidenced by one or more global notes deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., or Cede, as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee unless one or more of the following events occurs:

  •
  DTC notifies us that it is unwilling, unable or no longer qualified to continue acting as the depositary for the global note;

  •
  we, at our option, notify the trustee in writing that we elect to cause the issuance of the notes in certificated form; or

  •
  an event of default with respect to the notes represented by the global note has occurred and is continuing.

        In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered.

        Unless we elect to cause the issuance of the notes in certificated form, DTC or its nominee will be considered the sole owner and holder of the global note for all purposes and, as a result:

  •
  holders cannot get notes registered in their name if they are represented by the global note;

  •
  holders cannot receive physical certificated notes in exchange for their beneficial interest in the global note;

  •
  holders will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

  •
  all payments on the global note will be made to DTC or its nominee.

        The laws of some jurisdictions require that certain kinds of purchasers can only own securities in definitive, certificated form. These laws may limit holders' ability to transfer their beneficial interests in the global note to these types of purchasers.

        Only institutions, such as a securities broker or dealer, that have accounts with DTC or its nominee (called participants) and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note appear and the only way the transfer of those interests can be made is on the records kept by DTC (for their participants' interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

        Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC's same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlements in immediately available funds will have on trading activity in those beneficial interests.

        We make cash payments of principal of, any liquidated damages on, and the repurchase price of the global note to Cede, the nominee for DTC, as the registered owner of the global note. We make these payments by wire transfer of immediately available funds on each payment date.

        We have been informed that DTC's practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants are the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in street name.

        We understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede's consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

        Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant or participants has or have given such direction.

        DTC has also advised us as follows:

  •
  DTC is a limited purpose trust company organized under the laws of the State of New York, member of the Federal Reserve System, clearing corporation within the meaning of the Uniform Commercial Code, as amended, and clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act;

  •
  DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants;

  •
  participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations;

  •
  certain participants, or their representatives, together with other entities, own DTC; and

  •
  indirect access to the DTC System is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        The policies and procedures of DTC, which may change periodically, apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC's or any participants' records relating to beneficial interests in the global note, including for payments made on the global note. Further, we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Conversion of Notes

        The conversion rate will initially be equal to 26.3505 shares per $1,000 in principal amount of notes, subject to adjustment as specified below. The initial conversion rate is equivalent to a conversion price of approximately $37.95 per share. The conversion price is equal to $1,000 in principal amount of notes divided by the conversion rate. Holders will have the right to convert any portion of the principal amount of any note that is an integral multiple of $1,000 into shares of our common stock at any time on or prior to the close of business on the maturity date as follows:

  •
  if, on or prior to January 15, 2020, the closing sale price of our common stock for at least 20 trading days in the period of the 30 consecutive trading days ending on the first day of a conversion period is more than 120% of the then current conversion price of the notes, then holders will have such conversion right in such conversion period;

  •
  if, on any date after January 15, 2020, the closing sale price of our common stock is more than 120% of the then current conversion price of the notes, then holders will have such conversion right at all times thereafter;

  •
  if we distribute to all or substantially all holders of common stock of priceline.com rights, options or warrants entitling them to purchase common stock at less than the closing sale price of our common stock on the day preceding the declaration of such distribution, then holders will have such conversion right in the period described below;

  •
  if we distribute to all or substantially all holders of our common stock cash, assets, debt securities or capital stock, which distribution has a per share value as determined by our board of directors exceeding 5% of the closing sale price of our common stock on the day preceding the declaration of such distribution, then holders will have such conversion right in the period described below;

  •
  if a fundamental change, as defined below under the heading "—Repurchase at Option of Holders Upon a Designated Event," occurs, then holders will have such conversion right in the period described below; or

  •
  if, on or after January 20, 2010, we elect to call any security for redemption, then holders will have such conversion right from the date on which we give notice of the redemption until the close of business on the business day immediately preceding the redemption date.

        We define conversion period in the indenture to be the period from and including the eleventh trading day in a fiscal quarter to, but excluding, the eleventh trading day of the following fiscal quarter. In the case of the third and fourth bullet points in the immediately preceding paragraph, we must notify holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. In the case of a distribution identified in the third or fourth bullets above, the ability of a holder of notes to convert would not be triggered if the holder may participate in the distribution without converting. In the case of the fifth bullet above, a holder may surrender notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of the transaction.

        Holders also may convert their notes into shares of our common stock for the five business day period after any five consecutive trading-day period in which the average trading prices for the notes for such five trading-day period was less than 95% of the average conversion value (as defined below) for the notes during that period; provided, however, if, at the time of the conversion, the closing sale price of shares of our common stock is greater than the then current conversion price of the notes and less than or equal to 120% of the then current conversion price of the notes, holders surrender their notes for conversion and the notes are not otherwise convertible, such holders will receive, at our option, cash, common stock or a combination of cash and common stock with a value equal to the principal amount of their notes on such conversion date. If we elect to pay holders in common stock or in a combination of cash and common stock, we will provide written notice to holders of such election, and our common stock will be valued at 100% of the average closing sale price for the five trading days following the conversion date.

        We define conversion value in the indenture to be equal to the product of the closing sale price of our shares of common stock on a given day multiplied by the then current conversion rate, which is the number of shares of common stock into which each note is convertible.

        Holders may convert all or part of any note by delivering the note at the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York, accompanied by a duly signed and completed conversion notice, a copy of which may be obtained by the trustee. The conversion date will be the date on which the note and the duly signed and completed conversion notice are so delivered.

        As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of our common stock issuable upon conversion, together with payment in lieu of any fraction of a share. The certificate will then be sent by the trustee to the conversion agent for delivery to the holder. The shares of our common stock issuable upon conversion of the notes will be fully paid and nonassessable and will rank equally with the other shares of our common stock.

        No payment or adjustment for any dividends in respect of our common stock will be made upon conversion. Holders of our common stock issued upon conversion will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date. We will not issue fractional shares upon conversion. Instead, we will pay cash based on the market price of our common stock at the close of business on the conversion date.

        Holders will not be required to pay any taxes or duties relating to the issue or delivery of our common stock on conversion, but holders will be required to pay tax with respect to cash received in lieu of fractional shares and any tax or duty relating to any transfer involved in the issue or delivery of our common stock in a name other than theirs. Certificates representing shares of our common stock will not be issued or delivered unless all taxes and duties, if any, payable by holders have been paid.

        The conversion rate (as well as the table of make whole premiums described under "—Determination of the Make Whole Premium") will be subject to adjustment for, among other things:

  •
  dividends and other distributions payable in our common stock on shares of our common stock;

  •
  the issuance to all holders of our common stock of rights, options or warrants entitling them to subscribe for or purchase our common stock at less than the then current market price of such common stock as of the record date for stockholders entitled to receive such rights, options or warrants;

  •
  subdivisions, combinations and reclassifications of our common stock;

  •
  distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, cash or assets (if we distribute shares of capital stock of a subsidiary of ours, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution), including securities, but excluding: those dividends, rights, options, warrants and distributions referred to above; distributions upon mergers or consolidations discussed below; and dividends and distributions paid exclusively in cash as referred to below;

  •
  if we or one of our subsidiaries purchases our common stock pursuant to a tender or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock in such offer exceeds the sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, then the conversion rate will be adjusted; and

  •
  if we make a distribution consisting exclusively of cash to all holders of outstanding shares of common stock, the conversion rate will be adjusted by dividing: the conversion rate by a fraction, the numerator of which will be the current market price of our common stock and the denominator of which is the current market price of our common stock less the amount per share of such dividend or distribution, this adjustment will be made successively whenever any such event occurs. For purposes of this paragraph, current market price of our common stock means the average closing sale price of our common stock for the first 10 Nasdaq National Market trading days from, and including, the first ex-distribution day that the common stock trades.

        In addition to these adjustments, we may effect such increases in the conversion rate as we consider to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. We will compute all adjustments to the conversion rate and will give notice of any adjustments by mail to holders of notes.

        In the event that we consolidate or merge with or into another entity or another entity is merged into us, or in case of any sale or transfer of all or substantially all of our assets, each note then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which the notes were convertible immediately prior to the consolidation or merger or sale or transfer. The preceding sentence will not apply to a merger or sale of all or substantially all of our assets that does not result in any reclassification, conversion, exchange or cancellation of the common stock.

        In the case of a conversion upon a fundamental change on or before January 15, 2010, holders electing to convert will also be entitled to receive the make whole premium as determined below under "—Determination of the Make Whole Premium."

        We may increase the conversion rate for any period of at least 20 days, upon at least 15 days' notice, if our board of directors determines that the increase would be in our best interest. The board of directors' determination in this regard will be conclusive. We will give holders of notes at least 15 days' notice of such an increase in the conversion rate.

        If at any time we make a distribution of property to our stockholders that would be taxable to such stockholders as a dividend for United States federal income tax purposes, such as distributions of evidences of indebtedness or assets by us, but generally not stock dividends on common stock or rights to subscribe for common stock, and, pursuant to the anti-dilution provisions of the indenture, the number of shares into which notes are convertible is increased, that increase may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to holders of notes. See "Certain United States Federal Income Tax Considerations—Deemed Dividend on the Notes."

Repurchase of Notes by Us at the Option of the Holder

        Holders have the right to require us to repurchase the notes on each of January 15, 2010, 2015 and 2020 (each, a "repurchase date"). We will be required to repurchase any outstanding notes for which holders deliver a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the fifth business day prior to the repurchase date. If the repurchase notice is given and withdrawn during such period, we will not be obligated to repurchase the related notes. Our repurchase obligation will be subject to some additional conditions as described in the indenture. For a discussion of the tax treatment of a holder receiving cash as payments of the repurchase price, see "Certain United States Federal Income Tax Considerations." Also, we may not have funds sufficient to repurchase the notes when we are required to do so. Our failure to repurchase the notes when we are required to do so will constitute an event of default under the indenture with respect to the notes.

        The repurchase price payable will be equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest and liquidated damages owed, if any, to the repurchase date. Any note repurchased will be paid for in cash.

        On or before the 20th business day prior to the repurchase date, we will provide to the trustee, the paying agent and to all holders of the notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

  •
  the repurchase price;

  •
  the name and address of the paying agent and the conversion agent; and

  •
  the procedures that holders must follow to require us to repurchase their notes.

        A notice electing to require us to purchase holders' notes must state:

  •
  if certificated notes have been issued, the certificate numbers of the notes;

  •
  the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

  •
  that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

        If the notes are not in certificated form, holders' notices must comply with appropriate DTC procedures.

        No notes may be repurchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the repurchase price of the notes.

        Holders may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the day that is two business days prior to the repurchase date. The notice of withdrawal must state:

  •
  the principal amount of the withdrawn notes;

  •
  if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

  •
  the principal amount, if any, which remains subject to the repurchase notice.

        If the notes are not in certificated form, holders' notices must comply with appropriate DTC procedures.

        Holders must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. Holders will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the purchase price of the notes on the business day following the purchase date, then:

  •
  the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made and whether or not the notes are delivered to the paying agent); and

  •
  all other rights of the holder will terminate (other than the right to receive the repurchase price upon delivery or transfer of the notes).

Repurchase at Option of Holders Upon a Designated Event

        If a "designated event" (as defined below) occurs, holders will have the right, at their option, to require us to repurchase any or all of their notes, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest and liquidated damages owed, if any, to, but excluding the designated event repurchase date, plus, in the case of a fundamental change, a make whole premium, if any, determined as described below under "—Determination of the Make Whole Premium."

        The repurchase price will be paid in cash. For a discussion of the tax treatment of a holder receiving cash as payment of the repurchase price, see "Certain United States Federal Income Tax Considerations."

        A "designated event" will be deemed to have occurred upon a "fundamental change" or a "termination of trading"; provided that a fundamental change occurring on or prior to January 15, 2010, will not be a designated event unless the transaction or event resulting in such fundamental change also constitutes a "change in control."

        A "change in control" will be deemed to have occurred at the time any of the following occurs after the notes are originally issued:

  (1)
  a "person" or "group" (within the meaning of Section 13(d) of the Exchange Act) other than us, our subsidiaries or any of our or their employee benefit plans files a Schedule TO, Schedule 13D or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of our common equity representing more than 50% of the voting power of our common equity entitled to vote generally in the election of directors other than filings by us, our subsidiaries or any of our or their employee benefit plans; or

  (2)
  consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our subsidiaries; provided, however, that a transaction where the holders of our common equity immediately prior to such transaction have, directly or indirectly, more than 50% of the aggregate voting power of all classes of common equity of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a change in control.

        A "fundamental change" is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration (excluding cash payments for fractional shares) that is not all or substantially all common shares, common stock or American Depositary Shares that are:

  •
  listed on, or immediately after the transaction or event will be listed on, the New York Stock Exchange or a United States national securities exchange; or

  •
  approved, or immediately after the transaction or event will be approved, for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.

        A "termination of trading" will be deemed to have occurred if our common stock or other common stock into which the notes are convertible is neither listed for trading on a United States national securities exchange nor approved for listing on the Nasdaq National Market or another established automated over-the-counter trading market in the United States, and no American depositary shares or similar instruments for such common stock are so listed or approved for listing in the United States.

        On or before the 30th day after the occurrence of a designated event, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the designated event and of the resulting repurchase right. Such notice shall state, among other things:

  •
  the events causing the designated event;

  •
  the date of the designated event;

  •
  the last date on which a holder may exercise the repurchase right;

  •
  the designated event repurchase price;

  •
  the designated event repurchase date;

  •
  the name and address of the paying agent and the conversion agent;

  •
  the conversion rate and any adjustments to the conversion rate;

  •
  the notes with respect to which a designated event repurchase notice has been given by the holder may be converted only if the holder withdraws the designated event repurchase notice in accordance with the terms of the indenture; and

  •
  the procedures that holders must follow to require us to repurchase their notes.

        To exercise the repurchase right, holders must deliver, on or before the 35th day after the date of our notice of a designated event, subject to extension to comply with applicable law, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled "Form of Designated Event Repurchase Notice" duly completed, to the paying agent. Holders' repurchase notices must state:

  •
  if certificated, the certificate numbers of holders' notes to be delivered for repurchase;

  •
  the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

  •
  that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

        If the notes are not in certificated form, holders' notices must comply with appropriate DTC procedures.

        Holders may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the day that is two business days prior to the repurchase date. The notice of withdrawal must state:

  •
  the principal amount of the withdrawn notes;

  •
  if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

  •
  the principal amount, if any, which remains subject to the repurchase notice.

        If the notes are not in certificated form, holders' notices must comply with appropriate DTC procedures.

        We will be required to repurchase the notes no later than 35 business days after the date of our notice of the occurrence of the relevant designated event, subject to extension to comply with applicable law. Holders will receive payment of the designated event repurchase price promptly following the later of the designated event repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the designated event repurchase price of the notes on the business day following the designated event repurchase date, then:

  •
  the notes will cease to be outstanding and interest and liquidated damages, if any, will cease to accrue (whether or not book-entry transfer of the notes is made and whether or not the notes are delivered to the paying agent); and

  •
  all other rights of the holder will terminate (other than the right to receive the designated event repurchase price upon delivery or transfer of the notes).

        The rules and regulations promulgated under the Exchange Act require the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to holders. We will comply with these rules and regulations to the extent they apply at that time.

        We may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any note that we purchase may, to the extent permitted by applicable law and subject to the restrictions contained in the purchase agreement with the initial purchasers, be re-issued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be re-issued or resold and will be canceled promptly.

        The terms designated event, fundamental change, termination of trading and change in control are limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a designated event may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

        The definition of designated event includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, holders' ability to require us to repurchase their notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

        No notes may be repurchased at the option of holders upon a designated event if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the designated event repurchase price of the notes.

        If a designated event were to occur, we may not have enough funds to pay the designated event repurchase price. Our failure to repurchase the notes when required following a designated event will constitute an event of default under the indenture with respect to the notes. In addition, we have, and may in the future incur, other indebtedness with similar designated event provisions permitting holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Determination of the Make Whole Premium

        If a fundamental change occurs on or before January 15, 2010, holders of notes will be entitled to a make whole premium upon the repurchase of notes as described above under "—Repurchase at Option of Holders upon a Designated Event" and upon a conversion of notes upon a fundamental change as described above under "—Conversion of Notes."

        Holders will not be entitled to the make whole premium if the "stock price" (as defined below) is less than $27.60 (subject to adjustment).

        The make whole premium will be a percentage of the original principal amount of the notes being purchased or converted. The make whole premium will be determined by reference to the table below and is based on the date on which the fundamental change becomes effective and the stock price.

        For these purposes, the "stock price" will be the price paid per share of our common stock in the transaction constituting the fundamental change. If holders of our common stock receive only cash in such transaction, the stock price will be the cash amount paid per share. Otherwise the stock price will be the average of the last reported sale price of our common stock on the 10 trading days up to but not including the effective date of the fundamental change.

        We will pay the make whole premium in cash.

        The prices set forth in the first row of the following table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately before that adjustment of the conversion rate of the notes multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted.

        The table below sets forth the additional premiums (table in percentages).

	Stock Price
Effective Date of Fundamental Change
	$27.60	$30.00	$32.50	$35.00	$40.00	$45.00	$50.00	$100.00	$200.00
June 28, 2004	0.0%	4.6%	9.4%	14.7%	20.0%	17.9%	16.0%	7.6%	0.0%
January 15, 2005	0.0%	3.9%	8.7%	13.7%	19.1%	17.0%	15.1%	6.9%	0.0%
January 15, 2006	0.0%	2.8%	7.8%	12.7%	17.6%	15.1%	13.5%	5.4%	0.0%
January 15, 2007	0.0%	2.5%	6.8%	11.6%	15.9%	13.7%	11.5%	4.2%	0.0%
January 15, 2008	0.0%	1.7%	5.9%	10.1%	14.2%	11.1%	9.3%	2.6%	0.0%
January 15, 2009	0.0%	1.1%	4.2%	8.0%	10.4%	7.8%	5.6%	1.3%	0.0%
January 15, 2010	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

        The exact stock price and repurchase dates may not be set forth on the table; in which case, if the stock price is:

  •
  between two stock price amounts on the table or the repurchase date is between two dates on the table, the make whole premium will be determined by straight-line interpolation between make whole premium amounts set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365 day year;

  •
  more than $200.00 per share (subject to adjustment), no make whole premium will be paid; and

  •
  less than the closing price of our common stock on the date of pricing (subject to adjustment), no make whole premium will be paid.

Optional Redemption

        No sinking fund is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically. Prior to January 20, 2010, the notes are not redeemable. Beginning January 20, 2010, we may redeem for cash all or part of the notes at any time, upon not less than 30 nor more than 60 days' notice before the redemption date by mail to the trustee, the paying agent and each holder of notes, for a price equal to 100% of the principal amount of the notes to be redeemed plus any accrued and unpaid interest and liquidated damages owed, if any, to the redemption date.

        If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by a method the trustee considers fair and appropriate.

        If the trustee selects a portion of a holder's note for partial redemption and such holder converts a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.

        In the event of any redemption in part, we will not be required to:

  •
  issue, register the transfer of or exchange any note during a period of 15 days before the mailing of the redemption notice; or

  •
  register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

Ranking

        The notes are senior unsecured obligations and rank equally with all of our existing and future senior unsecured indebtedness, including, but not limited to, our existing 1.00% Convertible Senior Notes due August 1, 2010. In addition, the notes are effectively subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness and to any indebtedness of our subsidiaries to the extent of the assets of those subsidiaries.

        We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the notes. The trustee's claims for these payments are generally senior to those of holders of notes in respect of all funds collected or held by the trustee.

        The notes are our exclusive obligation. Our cash flow and our ability to service our indebtedness, including the notes, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries will not guarantee the notes or have any obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations. Our right to receive any assets of any subsidiary upon its liquidation or reorganization, and, therefore, our right to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Restrictions on Consolidation, Merger, Sale or Conveyance

        We will not consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of all or substantially all our assets to, any person, unless:

  •
  the resulting, surviving or transferee person will be a corporation, partnership, trust or limited liability company organized and validly existing under the laws of the United States, any State thereof or the District of Columbia, and if we are not the surviving or transferee person, the surviving or transferee person will expressly assume, by supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of priceline.com under the notes and the indenture;

  •
  immediately after giving effect to such transaction, no default or event of default (as described below) shall have occurred and be continuing; and

  •
  priceline.com shall have delivered to the trustee the certificates and opinions required by the indenture.

        For purposes of this covenant, the conveyance, transfer, lease or other disposition of all or substantially all of the assets of one or more subsidiaries of priceline.com, which assets, if held by priceline.com instead of such subsidiaries, would constitute all or substantially all of the assets of priceline.com on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the assets of priceline.com.

        The resulting, surviving or transferee person will succeed to, be substituted for and may exercise every right and power of priceline.com under the indenture, but, in the case of a lease of all or substantially all its assets, the predecessor company will not be released from the obligation to pay the principal of and interest on the notes.

        Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be uncertainty as to whether a particular transaction would involve "all or substantially all" of the assets of a person.

Events of Default

        The following will be events of default under the indenture:

  •
  failure to pay any interest, liquidated damages or make whole premium when due, continued for 30 days;

  •
  failure to pay principal when due;

  •
  failure to make any payment at maturity on any indebtedness in an amount in excess of $15.0 million in the aggregate for all such indebtedness and such amount has not been paid or discharged within 30 days after notice is given in accordance with the indenture;

  •
  a default by us on any indebtedness that results in the acceleration of any such indebtedness in an amount in excess of $15.0 million in the aggregate for all such indebtedness, without this indebtedness being discharged or the acceleration being rescinded or annulled for 30 days after notice is given in accordance with the indenture;

  •
  failure to pay the repurchase price when required to do so in connection with holders' exercise of their option to require us to repurchase their notes;

  •
  failure to deliver shares of common stock within 10 days after such common stock is required to be delivered upon conversion of a note as provided in the indenture;

  •
  breach of or failure to perform any other covenant or agreement in the indenture applicable to the notes, continued for 60 days after written notice by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding; and

  •
  specific events relating to our or any of our significant subsidiaries' bankruptcy, insolvency or reorganization.

        If any event of default occurs and continues for the required amount of time, the trustee or the holders of not less than 25% of the aggregate principal amount of the notes then outstanding may declare the notes due and payable, together with all accrued and unpaid interest, if any, and liquidated damages, if any, immediately by giving notice in writing to us (and to the trustee, if given by the holders). Notwithstanding the preceding sentence, in the case of an event of default arising from certain events of bankruptcy, insolvency or reorganization with respect to priceline.com, all outstanding notes will become due and payable without further action or notice. The holders of a majority of the aggregate principal amount of the notes then outstanding may, however, by notice in writing to us and the trustee, rescind the declaration if:

  •
  we have paid or deposited with the trustee all amounts that have become due, otherwise than through acceleration, for principal and interest, if any; and

  •
  all defaults under the indenture are cured or waived.

        No holder of notes may institute any suit, action or proceeding with respect to, or otherwise attempt to enforce, the indenture, unless:

  •
  the holder has given to the trustee written notice of the occurrence and continuance of a default;

  •
  the holders of not less than 25% of the aggregate principal amount then outstanding of the notes have made a written request to the trustee to institute the suit, action or proceeding and have offered to the trustee the reasonable indemnity it may require; and

  •
  the trustee for 60 days after its receipt of the notice, request and offer of indemnity has neglected or refused to institute the requested action, suit or proceeding.

        The right of each holder of notes to receive payment of the principal of or interest or liquidated damages, if any, on the notes on or after the respective due dates and the right to institute suit for enforcement of any payment obligation may not be impaired or affected without the consent of that holder.

        The holders of a majority in aggregate principal amount of the notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust power conferred on the trustee if that direction is not in conflict with applicable law and would not involve the trustee in personal liability (as determined in good faith by the trustee's board or similar governing body).

        We are required to furnish to the trustee annually a statement as to the fulfillment of all of our obligations under the indenture.

Discharge and Defeasance

        The terms of the notes provide that under specified conditions, we will be discharged from any and all obligations in respect of the notes (other than our obligations in respect of conversion of the notes into common stock and except for obligations to register the transfer or exchange of notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit with the trustee, in trust for the benefit of the holders of the notes, of money and for U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient to pay principal, interest and liquidated damages, if any, on the notes on the stated maturity of the payments in accordance with the terms of the notes. If we want to defease the notes, we will also be required to deliver to the trustee an opinion of counsel to the effect that the holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

Modifications

        From time to time, we and the trustee may enter into supplemental indentures without the consent of the holders of the notes to, among other things:

  •
  evidence the assumption by a successor entity of our obligations under the indenture;

  •
  add covenants or new events of default for the protection of the holders of the notes;

  •
  cure any ambiguity or correct any inconsistency in the indenture;

  •
  evidence the acceptance of appointment by a successor trustee;

  •
  amend the indenture in any other manner that we may deem necessary or desirable and that will not adversely affect the interests of the holders of outstanding notes; or

  •
  secure the notes.

        We and the trustee, with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding notes affected thereby, may add, change or eliminate any of the provisions of the indenture. Similarly, with the consent of the holders of at least a majority of the aggregate principal amount of notes then outstanding, we may also modify in some manners the rights of the holders of the notes. These rights are, however, limited. We and the trustee may not, without the consent of the holder of each outstanding note affected thereby:

  •
  extend the stated maturity of the principal of any note;

  •
  reduce the amount of the principal of any note;

  •
  reduce the rate or extend the time of payment of interest on any note;

  •
  reduce or alter the method of computation of any amount payable on or at redemption or repayment of any note;

  •
  change the coin or currency in which principal, interest and redemption or repurchase price are payable;

  •
  change the terms applicable to redemption or repurchase in a manner adverse to the holder;

  •
  make any change that adversely affects the right to convert the notes, or decrease the conversion rate with respect to the notes;

  •
  impair or affect the right to institute suit for the enforcement of any payment or repayment of any note; or

  •
  reduce the percentage stated above of the holders of notes who must consent to a modification to the indenture or the notes.

Governing Law

        The laws of the State of New York will govern the indenture and the notes.

Information Concerning the Trustee

        We have appointed American Stock Transfer & Trust Company, as trustee under the indenture, as paying agent, conversion agent, registrar and custodian with regard to the notes. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

DESCRIPTION OF CAPITAL STOCK

        The authorized capital stock of priceline.com consists of 1,000,000,000 shares of common stock, par value $0.008 per share, and 150,000 shares of preferred stock, par value $0.01 per share, of priceline.com. As of September 30, 2004, we had 38,800,988 shares of common stock outstanding and 13,470 shares of preferred stock, as described below. This does not include (i) approximately 337,000 shares available for grant under our stock option plans, under which options to purchase approximately 4.5 million shares were outstanding as of September 30, 2004, at a weighted average exercise price of $50.72 per share, (ii) approximately 4.7 million shares reserved for issuance upon exercise of our outstanding warrants, at a weighted average exercise price of $175.33 per share and (iii) the 2,635,050 shares initially issuable upon conversion of the notes.

        The following summary of certain provisions of Delaware law and certain terms of our common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of Delaware law, our amended and restated certificate of incorporation, as amended, our by-laws and any other applicable law.

Common Stock

        Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the board of directors may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in priceline.com's certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of shares of common stock would be entitled to share ratably in the distribution of all of the company's assets remaining available for distribution after satisfaction of all its liabilities and the payment of the liquidation preference of any outstanding preferred stock. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon conversion of the notes will be, fully paid and nonassessable.

Preferred Stock

        Our board of directors has the authority, within the limitations and restrictions stated in our certificate of incorporation, to provide by resolution for the issuance of shares of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, the number of shares constituting any series and the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of our common stock and could adversely affect the voting and other rights of the holders of common stock.

        In February 2001, our board of directors authorized an amendment to our certificate of incorporation to allow priceline.com to issue a new series of preferred stock designated as Series B Redeemable Preferred Stock, or the Series B Preferred Stock. The total number of shares of Series B Preferred Stock that priceline.com is authorized to issue is 80,000 shares, par value $0.01 per share.

        The Series B Preferred Stock has special preferences. Specifically, the Series B Preferred Stock has a liquidation preference of $1,000 per share plus an amount equal to any dividends accrued or accumulated but not paid. The Series B Preferred Stock accrues dividends payable in 40,240 shares of our common stock semiannually, commencing February 6, 2001. Dividends on the Series B Preferred Stock are payable semiannually on February 6 and August 6 of each year starting August 6, 2001.

        The Series B Preferred Stock may be redeemed at the option of priceline.com or the holder, in whole but not in part, at any time upon a change in control of priceline.com at $1,000 per share in cash, plus accrued but unpaid dividends and dividends that would have accrued through February 6, 2007. The Series B Preferred Stock is subject to mandatory redemption on February 6, 2007. The Series B Preferred Stock is not convertible into shares of our common stock or any other security of priceline.com. Holders of the Series B Preferred Stock are not entitled to vote on any matter, except in certain limited circumstances and as specifically required under Delaware law. Holders of Series B Preferred Stock are entitled to specified cash payments in the event of certain business combination transactions involving priceline.com.

Registration Rights

        The holders of approximately 16.5 million shares of common stock, represented by common stock or securities convertible into common stock that, in the aggregate, comprise 42.6% of our outstanding common stock as of September 30, 2004, are entitled to certain registration rights. These rights are provided under the terms of registration rights agreements between priceline.com and the holders of the registrable securities, who include Hutchison Whampoa Limited, Cheung Kong (Holdings) Limited and certain warrantholders. These agreements provide demand registration rights to the holders of substantially all of the registrable securities. In addition, the holders of all of the registrable securities are entitled under the agreements, subject to certain limitations, to require priceline.com to include their registrable securities in future registration statements that we may file. Registration of shares of common stock pursuant to the rights granted in these agreements and the sale of such shares pursuant to the applicable registration statement will result in such shares becoming freely tradable without restriction under the Securities Act. All registration expenses incurred in connection with the above registrations will be borne by priceline.com.

Transfer Agent and Registrar

        The Transfer Agent and Registrar for the common stock is Mellon Investor Services LLC.

Listing

        The common stock is traded on the Nasdaq National Market under the trading symbol "PCLN."

Delaware Anti-Takeover Law and Certain Charter and By-Law Provisions

        Our certificate of incorporation and by-laws contain provisions that may prevent or discourage a third party from acquiring us, even if the acquisition would be beneficial to our stockholders. Our board of directors also has the authority to fix the rights and preferences of shares of our preferred stock and to issue such shares without a stockholder vote.

        We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person becomes an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation's outstanding voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging or preventing attempts that might result in a premium over the market price of the shares of common stock held by stockholders.

        Our certificate of incorporation and by-laws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of our stockholders may be called only by the board of directors or certain of our officers. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of management or us.

 CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        This section describes the material United States federal income tax consequences of owning the notes and the common stock acquired upon the conversion or exchange of a note. It is the opinion of Sullivan & Cromwell LLP, our counsel. It applies only to United States holders (as defined below) that hold their notes or common shares as capital assets for tax purposes. This section does not apply to holders that are a member of a special class of holders subject to special rules, such as:

  •
  a dealer in securities or currencies,

  •
  a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings,

  •
  a bank or financial institution,

  •
  a life insurance company,

  •
  a tax-exempt organization,

  •
  a person liable for alternative minimum tax,

  •
  a person that owns notes or common stock acquired upon conversion as part of a straddle or a hedging or conversion transaction (including as a hedge against interest rate risk) for tax purposes, or

  •
  a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

        This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

        This discussion applies only to United States holders. A United States holder is a beneficial owner of a note or common stock acquired upon the conversion or exchange of the note that is for United States federal income tax purposes:

  •
  a citizen or resident of the United States,

  •
  a domestic corporation,

  •
  an estate whose income is subject to United States federal income tax regardless of source or who is otherwise subject to United States federal income tax on a net income basis in respect of the notes, or

  •
  a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

        Prospective investors should consult their own tax advisor concerning the consequences of owning these notes or common stock acquired upon the conversion or exchange of a note in their particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

Payments of Interest on the Notes

        A United States holder should be taxed on interest on the holder's note as ordinary income at the time the holder receives the interest or when it accrues, depending on the holder's method of accounting for tax purposes, including any accrued interest paid or treated as having been paid in connection with the conversion of a note.

Deemed Dividend on the Notes

        Holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to have received constructive distributions where the conversion ratio of such instruments is adjusted. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive distribution of stock. However, certain of the possible adjustments provided in the notes, including, without limitation, adjustments in respect of cash distributions to our stockholders, will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the holders of notes will be deemed to have received constructive distributions in amounts based upon the value of such holders' increased interests in our equity resulting from such adjustments. The amount of any such distribution will be treated as a distribution to a stockholder with the tax consequences discussed below in "Dividends." Accordingly, noteholders could be considered to have received distributions taxable as dividends to the extent of our current and accumulated earnings and profits even though they did not receive any cash or property as a result of such adjustments. In certain circumstances the failure of the notes to provide for such an adjustment may result in a deemed distribution to the holders of common stock.

Market Discount on the Notes

        A United States holder that purchases a note for an amount that is less than its principal amount will be treated as having purchased the note at a market discount if the excess of the note's principal amount over the holder's tax basis immediately after the acquisition of the note is equal to or greater than 1/4 of 1 percent of the note's principal amount multiplied by the number of complete years to the note's maturity.

        In that case, the United States holder must treat any gain recognized on the maturity or disposition of the holder's market discount note as ordinary income to the extent of the accrued market discount on the holder's note. Alternatively, the holder may elect to include market discount in income currently over the life of the market discount note. If the holder makes this election, it will apply to all debt instruments with market discount that the holder acquires on or after the first day of the first taxable year to which the election applies. A United States holder may not revoke this election without the consent of the Internal Revenue Service. A United States holder that owns a market discount note and does not make this election, generally will be required to defer deductions for interest on borrowings allocable to the holder's note in an amount not exceeding the accrued market discount on the holder's note until the maturity or disposition of the holder's note.

        A United States holder will accrue market discount on the holder's market discount note on a straight-line basis unless the holder elects to accrue market discount using a constant-yield method. The election, if made, will apply only to the note with respect to which it is made, and the holder may not revoke it.

        If the United States holder's note's stated redemption price at maturity exceeds the price that the holder paid for the note by less than 1/4 of 1 percent multiplied by the number of complete years to the note's maturity, the excess constitutes de minimis market discount, and the rules discussed above do not apply.

Notes Purchased at a Premium

        A United States holder that purchases a note for an amount in excess of its principal amount may elect to treat the excess as amortizable bond premium. A United States holder that makes this election will reduce the amount required to be included in the holder's income each year with respect to interest on the note by the amount of amortizable bond premium allocable to that year, based on the note's yield to maturity. This election will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that the United States holder holds at the beginning of the first taxable year to which the election applies or that the holder thereafter acquires, and the holder may not revoke it without the consent of the Internal Revenue Service.

Sale, Exchange or Redemption of the Notes

        Upon the sale, exchange (other than a conversion) or redemption of a note (including the repurchase of a note for cash pursuant to the exercise of a repurchase right in the event of a change in control), a United States holder generally will recognize capital gain or loss equal to the sum of the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption, minus such holder's adjusted tax basis in the note. Any amounts of gain attributable to accrued interest or market discount, however, will be taxed as ordinary income (as discussed above under "Payments of Interest" and "Market Discount") to the extent the United States holder has not previously included such amounts in taxable income. A United States holder's adjusted tax basis in a note generally will equal the holder's cost in acquiring the note to such holder increased by the amount of any accrued but unpaid interest and market discount previously included in the holder's taxable income. Capital gain or loss will be long-term capital gain or loss if the holder's holding period in the note is more than one year at the time of sale, exchange or redemption. Capital gain on assets held for a holding period of one year or less at the time of their disposition is taxed to a United States holder as short-term capital gain. Long-term capital gains recognized by non-corporate United States holders before January 1, 2009 are taxed at a rate of 15%. The deductibility of capital losses is subject to certain limitations.

Conversion of the Notes

        A United States holder generally will not recognize any income, gain or loss upon conversion of a note into common stock. If the holder receives cash in lieu of a fractional share of stock, however, the holder will be treated as if the holder received the fractional share and then had the fractional share redeemed for cash. The holder would recognize capital gain or loss equal to the difference between the cash received and the portion of the holder's tax basis in the stock attributable to the fractional share. The holder's tax basis in the common stock received on conversion of a note will be the same as such holder's adjusted tax basis in the note at the time of conversion (reduced by any tax basis allocable to a fractional share interest and increased by any interest received by the noteholder that is surrendered as additional consideration for the common stock at the time of conversion). The holding period for such common stock generally will include the holding period of the note converted, except to the extent attributable to any such additional consideration surrendered in exchange for the common stock.

        In the event that a portion of the conversion proceeds is paid in cash, a United States holder will recognize capital gain, but not loss, in an amount equal to the lesser of (a) the amount of cash received (other than any cash attributable to accrued interest) or (b) the excess of the sum of the cash received and the fair market value of the common stock (other than any cash or common stock attributable to accrued interest) received over the holder's adjusted tax basis in the notes.

Dividends on Common Stock

        Distributions, if any, paid on the common stock after a conversion generally will be treated as dividends to the extent of our current or accumulated earnings and profits. If you are a noncorporate United States holder, dividends paid to you before January 1, 2009 that constitute qualified dividend income will be taxable to you at a maximum tax rate of 15% provided that you hold the common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. Dividends we pay with respect to the common stock will generally be qualified dividend income. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of the holder's basis in the common stock and thereafter as capital gain.

Sale of Common Stock

        Upon the sale or exchange of common stock, except as described below, a United States holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such holder's adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if the United States holder's holding period in the common stock is more than one year at the time of the sale or exchange. Long-term capital gains recognized by non-corporate taxpayers before January 1, 2009 are taxed at a rate of 15%. The deductibility of capital losses is subject to certain limitations. Any amounts of gain on the sale or exchange of common stock attributable to market discount accrued in respect of the notes at the time of conversion, however, will be taxed as ordinary income (as discussed above under "Payments of interest" and "Market Discount") to the extent the United States holder has not previously included such amounts in taxable income.

Backup Withholding and Information Reporting

        A noncorporate United States holder generally will be subject to information reporting requirements, on Internal Revenue Service Form 1099, in respect of:

  •
  payments of principal and interest on a note or dividends on common stock within the United States, including payments made by wire transfer from outside the United States to an account the holder maintains in the United States, and

  •
  the payment of the proceeds from the sale of a note or common stock effected at a United States office of a broker.

        Additionally, backup withholding will apply to such payments to a noncorporate United States holder that:

  •
  fails to provide an accurate taxpayer identification number,

  •
  is notified by the Internal Revenue Service that the holder has failed to report all interest and dividends required to be shown on the holder's federal income tax returns, or

  •
  in certain circumstances, fails to comply with applicable certification requirements.

        THE PRECEDING DISCUSSION OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR UNITED STATES FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND COMMON STOCK. TAX ADVISORS SHOULD ALSO BE CONSULTED AS TO THE UNITED STATES ESTATE AND GIFT TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND COMMON STOCK, AS WELL AS THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

SELLING SECURITYHOLDERS

        The notes were originally issued by us to the initial purchasers, in a transaction exempt from the registration requirements of the Securities Act, and were immediately resold by the initial purchasers to persons reasonably believed by them to be "qualified institutional buyers" as defined by Rule 144A under the Securities Act. The selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus or a supplement hereto any or all of the notes and common stock into which the notes are convertible.

        The table below sets forth the name of each selling securityholder, the aggregate principal amount of notes beneficially owned by each selling securityholder that may be offered under this prospectus and the number of shares of common stock into which such notes are convertible. We have prepared the table based on information given to us by or on behalf of the selling securityholders on or prior to December 13, 2004. Unless set forth below, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of our outstanding common stock (such percentage of beneficial ownership is based on Rule 13d-3(d)(i) under the Exchange Act, using 38,859,497 shares of common stock outstanding as of December 8, 2004 and, for each holder, treating as outstanding the number of shares of common stock issuable upon conversion of all of that holder's notes). The selling securityholders may offer all, some or none of the notes or common stock into which the notes are convertible. If all of the notes or common stock convertible upon conversion of the notes are sold, the selling securityholders will no longer hold any notes, and none of the selling securityholders would beneficially own in excess of 1% of our outstanding common stock (such percentage calculated as described above), except for MSD TCB, LP, which would own 2.21%. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. Transferees who acquire notes in such transactions prior to the effective date of this registration statement of which this prospectus forms a part may not use this prospectus for resales of the notes unless information regarding such transferees is set forth in a post-effective amendment to this prospectus. None of the selling securityholders who are affiliates of broker-dealers purchased the notes outside the ordinary course of business or, at the time of the purchase of the securities, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

        Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

Name	Aggregate Principal Amount of Notes Beneficially Owned and Offered	Percentage of Notes Outstanding	Number of Shares of Common Stock Offered(1)
BTOP-Multi Strategy Master Portfolio(2)	$400,000	*	10,540
CALAMOS Market Neutral Fund—CALAMOS Investment Trust(3)	$3,000,000	3.00%	79,051
Castlerigg Master Investment Ltd.(4)	$2,500,000	2.50%	65,876
Citadel Credit Trading Ltd.(5)	$675,000	*	17,786
Citadel Equity Fund Ltd.(6)	$3,825,000	3.83%	100,790	(7)
Clinton Multistrategy Master Fund, Ltd.(8)	$310,000	*	8,168
Clinton Riverside Convertible Portfolio Limited(9)	$147,000	*	3,873
CNH CA Master Account, L.P.(10)	$250,000	*	6,587
Deutsche Bank Securities Inc.(11)	$250,000	*	6,587
DKR SoundShore Oasis Holding Fund Ltd.(12)	$4,000,000	4.00%	105,402
DKR SoundShore Strategic Holding Fund Ltd.(13)	$1,000,000	1.00%	26,350
Fidelity Management Trust Company on behalf of accounts managed by it(14)	$100,000	*	2,635
Fidelity Puritan Trust: Fidelity Balanced Fund(15)	$1,000,000	1.00%	26,350
Galleon Buccaneers Offshore, Ltd.(16)	$125,000	*	3,293
Galleon Captains Offshore, Ltd.(17)	$99,000	*	2,608
Galleon Captains Partners, LP(18)	$26,000	*	685
Goldman, Sachs & Co.(19)	$1,150,000	1.15%	30,303
Grace Convertible Arbitrage Fund, Ltd.(20)	$6,000,000	6.00%	158,103
Highbridge International LLC(21)	$3,000,000	3.00%	79,051
JMG Triton Offshore Fund, Ltd.(22)	$9,000,000	9.00%	237,154
Kamunting Street Master Fund, Ltd.(23)	$1,000,000	1.00%	26,350
KBC Financial Products USA Inc.(24)	$250,000	*	6,587
MSD TCB, LP(25)	$26,250,000	26.25%	691,700	(26)
Pacific Life Insurance Company(27)	$250,000	*	6,587
Partners Group Alternative Strategies PCC Ltd—Green Delta Cell(28)	$147,000	*	3,873
Piper Jaffray & Co.(29)	$4,000,000	4.00%	105,402
Pyramid Equity Strategies Fund(30)	$100,000	*	2,635
Sphinx Convertible Arbitrage (Clinton) Segregated Portfolio(31)	$146,000	*	3,847
SG Americas Securities, LLC(32)	$23,000	*	606
TCW Group Inc.(33)	$1,500,000	1.50%	39,525
Tribeca Global Investments Ltd.(34)	$5,950,000	5.95%	156,785
Vicis Capital Master Fund(35)	$3,750,000	3.75%	98,814
Victus Capital, LP(36)	$2,500,000	2.50%	65,876
All other holders of notes or future transferees, pledges, donees, assignees, or successors of any such holders(37)(38)	17,277,000	17.28%	455,257

Total	$100,000,000	100.00%	2,635,050

*
Less than one percent.

(1)
Assumes conversion of all of the holders' notes at a conversion rate of 26.3505 shares of common stock per $1,000 principal amount of the notes. This conversion rate is subject to adjustment, however, as described under "Description of the Notes—Conversion of Notes." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future. In addition, the number of shares of common stock listed for each holder does not include fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the notes, as described under "Description of the Notes—Conversion of Notes."

(2)
BTOP-Multi Strategy Master Portfolio is an affiliate of a broker-dealer. Eric Lobben has voting and investment power.

(3)
Nick Calamos has voting and investment power.

(4)
Thomas E. Sandell, principal of Sandell Asset Management Corp., has voting and investment power. Sandell Asset Management Corp. is the investment advisor to this selling securityholder.

(5)
Citadel Credit Trading Ltd. is an affiliate of a broker-dealer. Kenneth C. Griffin has voting and investment power. Citadel Limited Partnership is the trading manager of this selling securityholder.

(6)
Citadel Equity Fund Ltd. is an affiliate of a broker-dealer. Kenneth C. Griffin has voting and investment power. Citadel Limited Partnership is the trading manager of this selling securityholder.

(7)
Along with the selling securityholder's other ownership of common stock, represents 1.13% of our outstanding common stock.

(8)
Michael Vacca, an officer of Clinton Group, Inc., has voting and investment power. Clinton Group, Inc. is the investment manager for this selling securityholder.

(9)
Michael Vacca, an officer of Clinton Group, Inc., has voting and investment power. Clinton Group, Inc. is the investment manager for this selling securityholder.

(10)
Robert Krail, Mark Mitchell and Todd Pulvino, principals of CNH Partners, LLC, share voting and investment power. CNH Partners, LLC is the investment advisor to this selling securityholder.

(11)
Deutsche Bank Securities Inc. is a broker-dealer. Deutsche Bank Securities Inc. is a widely-held public reporting company.

(12)
DKR Capital Partners L.P. is the managing general partner of DKR Oasis Management Company L.P., the investment advisor to DKR SoundShore Oasis Holding Fund Ltd. Seth Fischer has voting and investment power.

(13)
DKR Capital Partners L.P. is the investment manager of DKR SoundShore Strategic Holding Fund Ltd. Seth Fischer has voting and investment power.

(14)
Fidelity Management Trust Company ("FMTC") serves as trustee or managing agent for the various private investment accounts, primarily employee benefit plans, which directly own the securities. FMTC is an affiliate of a broker-dealer. FMTC is a wholly-owned subsidiary of FMR Corp. Edward C. Johnson III and FMR Corp. have sole voting and investment power.

(15)
Fidelity Puritan Trust: Fidelity Balanced Fund (the "Fund") is an affiliate of a broker-dealer. Fidelity Management & Research Company ("FMR Co.") is the investment advisor to this selling securityholder. FMR Co. is a wholly-owned subsidiary of FMR Corp. Edward C. Johnson III, FMR Corp., through its control of FMR Co., and the Fund each have sole investment power. The Fund's Board of Trustees has voting power.

(16)
Raj Rajaratnam has voting and investment power.

(17)
Raj Rajaratnam has voting and investment power.

(18)
Raj Rajaratnam has voting and investment power.

(19)
Goldman, Sachs & Co. is a broker-dealer and an initial purchaser of the notes. Goldman, Sachs & Co. is controlled by The Goldman Sachs Group, which is a widely-held public reporting company.

(20)
Bradford Whitmore and Michael Brailon share voting and investment power.

(21)
Highbridge International LLC is a subsidiary of Highbridge Capital Corp., a broker-dealer. Glenn Dubin and Henry Swieca are principals of Highbridge Capital Management, trading advisor to Highbridge International LLC, and share voting and investment power.

(22)
Pacific Assets Management LLC is the investment manager of JMG Triton Offshore Fund, Ltd. Jonathan M. Glaser and Roger Richter, as member managers of Pacific Assets Management LLC, have shared voting and investment power.

(23)
The investment manager to Kamunting Street Master Fund, Ltd. is Kamunting Street Capital Management, L.P. The general partner of Kamunting Street Capital Management, L.P. is Kamunting Street Capital Management, LLC. Allen Teh is the managing member of Kamunting Street Capital Management, LLC and has voting and investment power.

(24)
KBC Financial Products USA Inc. is a broker-dealer. Luke Edwards, managing director, has voting and investment power.

(25)
Glenn Fuhrman and John Phelan share voting and investment power. MSD Capital, L.P. is the general partner of this selling securityholder.

(26)
Along with the selling securityholder's other ownership of common stock, represents 3.88% of our outstanding common stock.

(27)
Elaine Havens, Rex Olson, Larry Card and Simon Lee share voting and investment power.

(28)
Michael Vacca, an officer of Clinton Group, Inc., has voting and investment power. Clinton Group, Inc. is the investment manager for this selling securityholder.

(29)
Piper Jaffray & Co. is a broker-dealer. Troy Nickerson has voting and investment power.

(30)
Pyramid Equity Strategies Fund is an affiliate of a broker-dealer. Eric Lobben has voting and investment power.

(31)
Michael Vacca, an officer of Clinton Group, Inc., has voting and investment power. Clinton Group, Inc. is the investment manager for this selling securityholder.

(32)
SG Americas Securities, LLC is controlled by Société Générale, a publicly held company.

(33)
Mark Attanasio has voting and investment power.

(34)
Tian Xue has voting and investment power.

(35)
Shad Stastney, Sky Lucas and John Succo share voting and investment power.

(36)
Victus Capital, LP is an affiliate of a broker-dealer. Shad Stastney, Sky Lucas, John Succo, and Bryan Zwan share voting and investment power. Victus Capital, LLC is the general partner of this selling securityholder.

(37)
Information about other selling securityholders will be set forth in post-effective amendments, in the case of transferees who acquired their notes prior to the date hereof, or prospectus supplements, in the case of transferees who acquired the notes from any selling securityholder named herein after the date hereof, in both cases if and to the extent such information is received by us and is required to be disclosed under the applicable rules and regulations of the SEC.

(38)
Assumes that any other holders of the notes, or any future pledgees, donees, assignees, transferees or successors of or from any other such holders of the notes, do not beneficially own any shares of our common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

PLAN OF DISTRIBUTION

        The notes and the common stock into which the notes are convertible are being registered to permit public secondary trading of these securities by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering of the notes or the common stock by selling securityholders.

        The selling securityholders, including their pledgees or donees, may sell the notes and the common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents. If the notes or the common stock into which the notes are convertible are sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agent's commissions. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        The notes and the common stock into which the notes are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions, which may involve crosses or block transactions:

  •
  on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale, including the Nasdaq National Market in the case of the common stock;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

  •
  through the writing of options, whether the options are listed on an options exchange or otherwise.

        In connection with sales of the notes and the common stock into which the notes are convertible or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes and the common stock into which the notes are convertible in the course of hedging the positions they assume. The selling securityholders may also sell short the notes and the common stock into which the notes are convertible and deliver the notes or the common stock into which the notes are convertible to close out short positions, or loan or pledge the notes or the common stock into which the notes are convertible to broker-dealers that in turn may sell such securities.

        The aggregate proceeds to the selling securityholders from the sale of the notes or common stock into which the notes are convertible offered by them hereby will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

        In order to comply with the securities laws of some states, if applicable, the notes and common stock into which the notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        The selling securityholders who are broker-dealers are, and the other selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock may be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are "underwriters" within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

        In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling securityholder may not sell any notes or common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

        To the extent required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

        Priceline.com does not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. No assurance can be given as to the liquidity of the trading market for the notes.

        We entered into a registration rights agreement for the benefit of the holders of the notes to register their notes and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling securityholders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We have agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the notes and the common stock covered by this prospectus.

VALIDITY OF THE SECURITIES

        The validity of the notes and the shares of common stock issuable upon conversion of the notes has been passed upon for us by our General Counsel, Peter J. Millones. As of the date of this prospectus, Mr. Millones owns less than one percent of priceline.com's common stock and participates in priceline.com's employee benefit plans. Certain United States federal income taxation matters have been passed upon for us by Sullivan & Cromwell LLP, New York.

EXPERTS

        The financial statements incorporated in this prospectus by reference from our annual report on Form 10-K/A for the year ended December 31, 2003, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the securities covered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information, you should refer to the registration statement and its exhibits.

        You may read and copy the registration statement and any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can also review our filings by accessing the web site maintained by the SEC at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

        The SEC allows us to "incorporate by reference" information that we file with the SEC into this prospectus, which means we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be a part of this prospectus from the date on which we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is made will automatically update and, where applicable, supercede information contained in this prospectus or incorporated by reference into this prospectus.

        We incorporate by reference the documents listed below (other than, in each case, documents or information that is deemed to have been furnished and not filed in accordance with SEC rules):

  (a)
  our annual report on Form 10-K for the year ended December 31, 2003;

  (b)
  our amendment to our annual report on Form 10-K/A for the year ended December 31, 2003;

  (c)
  our amendment to our annual report on Form 10-K/A (Amendment No. 2) for the year ended December 31, 2003;

  (d)
  our amendment to our annual report on Form 10-K/A (Amendment No. 3) for the year ended December 31, 2003;

  (e)
  our amendment to our quarterly report on Form 10-Q/A (Amendment No. 2) for the quarter ended June 30, 2003;

  (f)
  our quarterly report on Form 10-Q for the quarter ended March 31, 2004;

  (g)
  our quarterly report on Form 10-Q for the quarter ended June 30, 2004;

  (h)
  our quarterly report on Form 10-Q for the quarter ended September 30, 2004;

  (i)
  our current report on Form 8-K filed with the SEC on February 11, 2004;

  (j)
  our current report on Form 8-K filed with the SEC on March 16, 2004;

  (k)
  our current report on Form 8-K filed with the SEC on April 8, 2004;

  (l)
  our current report on Form 8-K filed with the SEC on May 6, 2004;

  (m)
  our current report on Form 8-K filed with the SEC on May 27, 2004;

  (n)
  our current report on Form 8-K filed with the SEC on June 23, 2004;

  (o)
  our current report on Form 8-K filed with the SEC on June 23, 2004;

  (p)
  our current report on Form 8-K filed with the SEC on June 25, 2004;

  (q)
  our current report on Form 8-K/A filed with the SEC on July 15, 2004;

  (r)
  our current report on Form 8-K filed with the SEC on August 3, 2004;

  (s)
  our current report on Form 8-K filed with the SEC on September 22, 2004;

  (t)
  our current report on Form 8-K filed with the SEC on November 3, 2004;

  (u)
  our current report on Form 8-K/A filed with the SEC on November 26, 2004;

  (v)
  our current report on Form 8-K/A filed with the SEC on November 29, 2004;

  (w)
  our current report on Form 8-K filed with the SEC on November 30, 2004;

  (x)
  our current report on Form 8-K filed with the SEC on December 13, 2004;

  (y)
  the description of our common stock contained in the registration statement on Form 8-A filed on March 18, 1999 under Section 12(g) of the Exchange Act;

  (z)
  all documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to effectiveness of this registration statement; and

  (aa)
  all documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of this offering.

        We will provide without charge to each person to whom this prospectus is delivered a copy of any or all of the documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. If you would like to obtain this information from us, please direct your request, either in writing or by telephone to:

Peter J. Millones, Esq.
priceline.com Incorporated
800 Connecticut Avenue
Norwalk, CT 06854
(203) 299-8000

2.25% Convertible Senior Notes due 2025
and
Shares of Common Stock Issuable Upon Conversion of the Notes

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities it describes, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the estimated expenses to be incurred by priceline.com in connection with the distribution of the securities registered under this registration statement.

Amount to be Paid
SEC Registration Fee	$11,612.06
Legal Fees and Expenses	100,000.00
Trustee's Fees and Expenses	2,500.00
Accounting Fees and Expenses	25,000.00
Printing Fees	20,000.00
Miscellaneous Fees and Expenses	15,000.00

Total	$174,112.06

None of the expenses listed above will be borne by the selling securityholders.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director actually and reasonably incurred.

        Article Seventh of the priceline.com Amended and Restated Certificate of Incorporation provides that:

        (1)   priceline.com shall indemnify its directors and officers to the fullest extent permitted by law, provided that any proceeding initiated by any director or officer (other than a proceeding to enforce rights to indemnification) must be authorized or consented to by its Board of Directors;

        (2)   priceline.com may, to the extent authorized from time to time by its Board of Directors, indemnify its other employees and agents to the extent that it indemnifies its officers and directors;

        (3)   the right to indemnification in Article Seventh includes the right to be paid by priceline.com the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition; and

        (4)   the rights conferred in Article Seventh are not exclusive of any other right any person may have or acquire under the Amended and Restated Certificate of Incorporation, the By-Laws of priceline.com, any statute, agreement, vote of stockholders of priceline.com or disinterested directors of priceline.com or otherwise.

        Section 145 of the DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in such capacity, or arising out of their status as such, whether or not the corporation would have the power to indemnify such person against such liability. Priceline.com has obtained officers' and directors' liability insurance for the members of its Board of Directors and executive officers for certain losses arising from claims or charges made against them while acting in their capacities as directors and officers of priceline.com.

        In addition, priceline.com has entered into indemnification agreements with certain officers of priceline.com, indemnifying each such person against losses, liabilities and expenses arising out of any claims made against such person by reason of his or her being a director or officer of priceline.com. Among other exclusions, priceline.com shall not indemnify any person with respect to claims involving receipt of a personal benefit to which the recipient is not entitled; the return of profits from the sale of securities as contemplated by Section 16 of the Exchange Act; or knowingly fraudulent, dishonest or willful misconduct.

ITEM 16. LIST OF EXHIBITS

Exhibit No.		Description
2.1	(a)	Agreement of Merger, dated as of July 31, 1998, between priceline.com LLC and priceline.com.
2.2	(a)	Agreement of Merger, dated as of July 31, 1998, between Priceline Travel, Inc. and priceline.com.
3.1	(b)	Amended and Restated Certificate of Incorporation of priceline.com Incorporated.
3.2	(b)	Certificate of Designation, Preferences and Rights of Series A Convertible Redeemable PIK Preferred Stock of priceline.com Incorporated.
3.3	(b)	Certificate of Designation, Preferences and Rights of Series B Redeemable Preferred Stock of priceline.com Incorporated.
3.4	(b)	Certificate of Amendment to Amended and Restated Certificate of Incorporation of priceline.com Incorporated.
3.5	(b)	By-Laws of priceline.com Incorporated.
4.1		Reference is hereby made to Exhibits 3.1, 3.4 and 3.5.
4.2	(a)	Specimen Certificate for priceline.com's Common Stock.
4.3	(c)	Registration Rights Agreement, dated as of June 28, 2004, among priceline.com and the initial purchasers named therein.
4.4	(c)	Indenture, dated as of June 28, 2004, between priceline.com Incorporated and American Stock Transfer & Trust Company, as Trustee (including the form of note contained therein).
4.5	(c)	First Supplemental Indenture, dated as of December 13, 2004, between priceline.com Incorporated and American Stock Transfer & Trust Company, as Trustee.
5.1	(c)	Opinion of Peter J. Millones, Executive Vice President, General Counsel and Corporate Secretary of priceline.com Incorporated.
8.1		Opinion of Sullivan & Cromwell LLP as to certain U.S. federal income tax considerations.
12.1	(d)	Statements re Computation of Ratios of Earnings to Fixed Charges and Preferred Dividends.
23.1		Consents of Deloitte & Touche LLP.
23.2	(c)	Consent of Peter J. Millones, Executive Vice President, General Counsel and Corporate Secretary of priceline.com Incorporated (contained in Exhibit 5.1).
23.3		Consent of Sullivan & Cromwell LLP (contained in Exhibit 8.1).
24.1	(c)	Power of Attorney (included on page II-5).
25.1	(c)	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1938, as amended, of American Stock Transfer & Trust Company, as Trustee under the Indenture.

        (a)   Incorporated by reference to Exhibit 2.1 to priceline.com's registration statement on Form S-1 (File No. 333-69657).

        (b)   Incorporated by reference to Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5, respectively, to priceline.com's registration statement on Form S-3 (File No. 333-109929).

        (c)   Previously filed.

        (d)   Previously filed and, with respect to the nine months ended September, 30, 2004, incorporated by reference to our quarterly report on Form 10-Q for the quarter ended September 30, 2004.

ITEM 17. UNDERTAKINGS

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a)   To include any prospectus required by section 10(a)(3) of the Securities Act;

          (b)   To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (c)   To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   For purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (6)   That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

        (7)   That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on December 14, 2004.

PRICELINE.COM INCORPORATED
By:	/s/ JEFFERY H. BOYD Jeffery H. Boyd President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on December 14, 2004.

Signature	Title

Ralph M. Bahna	Chairman and Director
/s/ JEFFERY H. BOYD Jeffery H. Boyd	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ ROBERT J. MYLOD, JR. Robert J. Mylod, Jr.	Chief Financial Officer (Principal Financial Officer)
/s/ THOMAS P. D'ANGELO Thomas P. D'Angelo	Chief Accounting Officer and Controller (Principal Accounting Officer)
Howard W. Barker, Jr	Director
Jeffrey E. Epstein	Director
* Patricia L. Francy	Director
Edmond Tak Cheun Ip	Director

* Dominic Kai Ming Lai	Director
Marshall Loeb	Director
* Nancy B. Peretsman	Director
* Ian F. Wade	Director
* James M. Guyette	Director
*By:	/s/ JEFFERY H. BOYD Name: Jeffery H. Boyd Title: Attorney-in-fact

INDEX TO EXHIBITS

Exhibit No.		Description
2.1	(a)	Agreement of Merger, dated as of July 31, 1998, between priceline.com LLC and priceline.com.
2.2	(a)	Agreement of Merger, dated as of July 31, 1998, between Priceline Travel, Inc. and priceline.com.
3.1	(b)	Amended and Restated Certificate of Incorporation of priceline.com Incorporated.
3.2	(b)	Certificate of Designation, Preferences and Rights of Series A Convertible Redeemable PIK Preferred Stock of priceline.com Incorporated.
3.3	(b)	Certificate of Designation, Preferences and Rights of Series B Redeemable Preferred Stock of priceline.com Incorporated.
3.4	(b)	Certificate of Amendment to Amended and Restated Certificate of Incorporation of priceline.com Incorporated.
3.5	(b)	By-Laws of priceline.com Incorporated.
4.1		Reference is hereby made to Exhibits 3.1, 3.4 and 3.5.
4.2	(a)	Specimen Certificate for priceline.com's Common Stock.
4.3	(c)	Registration Rights Agreement, dated as of June 28, 2004, among priceline.com and the initial purchasers named therein.
4.4	(c)	Indenture, dated as of June 28, 2004, between priceline.com Incorporated and American Stock Transfer & Trust Company, as Trustee (including the form of note contained therein).
4.5	(c)	First Supplemental Indenture, dated as of December 13, 2004, between priceline.com Incorporated and American Stock Transfer & Trust Company, as Trustee.
5.1	(c)	Opinion of Peter J. Millones, Executive Vice President, General Counsel and Corporate Secretary of priceline.com Incorporated.
8.1		Opinion of Sullivan & Cromwell LLP as to certain U.S. federal income tax considerations.
12.1	(d)	Statements re Computation of Ratios of Earnings to Fixed Charges and Preferred Dividends.
23.1		Consents of Deloitte & Touche LLP.
23.2	(c)	Consent of Peter J. Millones, Executive Vice President, General Counsel and Corporate Secretary of priceline.com Incorporated (contained in Exhibit 5.1).
23.3		Consent of Sullivan & Cromwell LLP (contained in Exhibit 8.1).
24.1	(c)	Power of Attorney (included on page II-5).
25.1	(c)	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1938, as amended, of American Stock Transfer & Trust Company, as Trustee under the Indenture.

(a)
Incorporated by reference to Exhibit 2.1 to priceline.com's registration statement on Form S-1 (File No. 333-69657).

(b)
Incorporated by reference to Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5, respectively, to priceline.com's registration statement on Form S-3 (File No. 333-109929).

(c)
Previously filed.

(d)
Previously filed and, with respect to the nine months ended September, 30, 2004, incorporated by reference to our quarterly report on Form 10-Q for the quarter ended September 30, 2004.

QuickLinks

TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
SUMMARY
USE OF PROCEEDS
RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
DESCRIPTION OF THE NOTES
DESCRIPTION OF CAPITAL STOCK
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
VALIDITY OF THE SECURITIES
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES